Exhibit 4.3

UNANIMOUS CONSENT IN LIEU OF A SPECIAL
MEETING OF DIRECTORS OF
CARGO CONNECTION LOGISTICS HOLDING, INC.

The undersigned, being all the directors (the "Board") of Cargo Connection Logistics Holding, Inc., a corporation of the State of Florida, ("Corporation"), does hereby authorize and approve the actions set forth in the following resolutions without the formality of convening a meeting, and does hereby consent to the following action of this Corporation, which actions are hereby deemed effective as of the date hereof;

WHEREAS, The Board deems it desirable and in the best interests of the Corporation to take the following actions;

NOW THEREFORE BE IT:

RESOLVED, that the Board hereby authorizes the issuance of options to purchase up to 1,000,000,000 shares of the Corporation's common stock, $0.001, par value, per share (the "Common Stock") to Scott Goodman in consideration for $100,000 of past due compensation from 2008, based upon the market price of $.0001 as of 12/31/09, and such options are exercisable for a period of three years from the date hereof;

RESOLVED FURTHER, that the officers of the Corporation (each an "Officer" and collectively, the "Officers") are, and each individually acting alone is hereby authorized and instructed, for and in the name of the Corporation, to execute and deliver all other agreements, schedules, exhibits and to take such other actions as may be necessary, appropriate or advisable to carry out the intent of the foregoing resolution; and be it

RESOLVED FURTHER, that all actions heretofore taken by the Officers, Directors, employees and agents of, and attorneys for, the Corporation in connection with the transactions contemplated by the foregoing resolutions be, and they hereby are, ratified, confirmed and approved in all respects.

The undersigned, by affixing their signatures hereto, does hereby consents to, authorizes and approves the foregoing actions in their capacity as the directors of CARGO CONNECTION LOGISTICS HOLDING, INC.

Dated: December 31, 2009

/s/ Scott Goodman
Name: Scott Goodman

/s/ Jesse Dobrinsky
Name: Jesse Dobrinsky